Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-126275) pertaining to the 1996 Stock Option Plan and the Stock Option Plan effective May 3, 2005 of Response Biomedical Corp., and Registration Statement (Form S-8, No. 333-146900) pertaining to the Stock Option Plan effective May 3, 2005 of Response Biomedical Corp., of our report dated March 10, 2011 except as to Notes 4, 19 and 20, which are as of November 4, 2011, with respect to the consolidated financial statements of Response Biomedical Corp., included in this Annual Report (Form 20-F/A) for the year ended December 31, 2010.

Vancouver, Canada November 9, 2011	Chartered Accountants